UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2015

ISATORI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11900	75-2422983
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15000 W 6th Avenue, Suite 202 Golden, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-215-9174

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.

Completion of Acquisition or Disposition of Assets.

Effective on October 1, 2015, iSatori, Inc. (“iSatori”) and FitLife Brands, Inc. (“FitLife”) completed their merger (the “Merger”) through the series of transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated May 18, 2015, by and among, iSatori, FitLife and ISFL Merger Sub, Inc. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into iSatori, with iSatori surviving the merger as a wholly owned subsidiary of FitLife.

Under the Merger Agreement, at the effective time of the Merger at 12:01 a.m. EST on October 1, 2015, each share of iSatori common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive 0.1732 shares of FitLife common stock. FitLife expects to issue approximately 2.3 million shares of common stock to iSatori shareholders. In the event any iSatori shareholder would otherwise be entitled to a fractional share of the Company's common stock, the Company will pay the value of those fractional interests in cash.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2015 as Exhibit 2.1 which is incorporated herein by reference.

Item 3.03.

Material Modification to Rights of Security Holder

Pursuant to the terms of the Merger Agreement, each share of iSatori common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive 0.1732 shares of FitLife common stock. At the effective time of the Merger, holders of shares of iSatori common stock ceased to have any rights as stockholders of iSatori, other than the right to receive shares of FitLife common stock.

As a result of the Merger, each outstanding iSatori stock option and stock warrant was converted into an option to purchase, on the same terms and conditions as the iSatori option, a number of shares of FitLife common stock that is equal to the number of shares of iSatori common stock subject to the iSatori stock option multiplied by 0.1732, at an exercise price per share of FitLife common stock equal to the exercise price per share of iSatori common stock subject to the iSatori stock option divided by 0.1732.

The information in Item 2.01 is incorporated herein by reference.

Item 5.01.

Changes in Control of Registrant.

As a result of the Merger, a change of control of iSatori occurred effective October 1, 2015, and iSatori became a direct, wholly owned subsidiary of FitLife.

The information in Items 2.01 and 5.02 is incorporated herein by reference.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promptly following the completion of the Merger, the board of directors of iSatori was reduced in size to two directors, Stephen Adele and John Wilson.

Information related to certain former directors and officers of iSatori who now serve as directors and officers of FitLife is set forth in FitLife’s Current Report on Form 8-K filed with the SEC on October 1, 2015 at Item 5.02.

Item 5.03.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of the Merger, the certificate of incorporation and the bylaws of iSatori were amended and restated to be in substantially identical form as the certificate of incorporation and the bylaws of Merger Sub.

Item 8.01.

Other Events.

         A copy of the press release announcing the closing of the Merger is attached hereto as Exhibit 99.1.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

99.1	Press release dated October 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2015

ISATORI, INC.

By:	/s/ Stephen Adelé
Stephen Adelé
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 2, 2015.